Code of Ethics

November 2020

I.	INTRODUCTION

Post Advisory Group, LLC (“Post”) has adopted this Code of Ethics (the “Code”). The principal objectives of the Code are to provide policies and procedures consistent with applicable laws and regulations, including Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940; and to prevent conflicts of interests or the appearance of such conflicts when Employees own or engage in transactions involving securities.

At all times, Post’s Employees are expected to act in accordance with a high code of ethical conduct befitting investment professionals. This Code is designed so that all acts, practices and courses of business engaged in by Employees are conducted in accordance with the highest ethical standards and to prevent conflicts or even the appearance of conflicts by Employees relating to their personal trading and other business activity. Employees of Post are also subject to the Corporate Code of Ethics of Post’s ultimate parent organization (“PFG”).

Responsibility for this Code is overseen by the Chief Compliance Officer (CCO). However, the responsibility for implementing this Code falls on all Employees and especially staff who are in supervisory and management roles.

II.	WHAT IS EXPECTED OF ME? CORE REQUIREMENTS OF THE CODE OF ETHICS

A.	STATEMENT OF PURPOSE AND GENERAL PRINCIPLES

The purpose of this Code is to prevent conflicts of interest which may exist, or appear to exist, when persons associated with Post own securities or engage in transactions involving Securities that are owned or are being purchased or sold or are being considered for purchase or sale1 for the accounts of clients of Post. Central to this Code is the principle that Post Employees will adhere to the highest ethical standards and will act in accordance with the following fiduciary principles:

§	The duty at all times to place the interests of clients first.
§

The requirement to conduct all personal Securities transactions in a manner consistent with this Code so as to avoid any actual or potential conflicts of interest or abuse of an individual's position of trust and responsibility.

The Code does not attempt to identify all possible conflicts of interests, and literal compliance with each of its specific provisions will not shield supervised and/or advisory personnel from liability for personal trading or other conduct that violates a fiduciary duty to advisory clients.

B.	CONFIDENTIAL INFORMATION

All information relating to past, current and prospective clients is highly confidential and is not to be discussed with anyone outside of Post without the written approval of Compliance. One of the most sensitive and difficult areas in Post’s daily business activities involves information regarding investment plans or programs and Post’s possible or actual securities transactions.

C.	OTHER EMPLOYEE CONDUCT

1.

Personal Financial Responsibility: It is important that Employees properly manage their personal finances, particularly in matters of credit. Imprudent personal financial management may affect job performance and lead to more serious consequences for Employees in positions of trust. In particular, Employees are not permitted to borrow from clients or from providers of goods and services with whom Post deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.

2.

Taking Advantage of a Business Opportunity that Rightfully Belongs to Post: Employees must not take for their own advantage an opportunity that rightfully belongs to Post. Whenever Post has been actively soliciting a business opportunity, or the opportunity has been offered to it, Post’s funds, facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Post and not Employees who may be in a position to divert the opportunity for their own benefits

III.	AM I AN ACCESS PERSON? DEFINITIONS

A.	ACCESS PERSON: means any Employee of Post. Every Employee should consider himself an Access Person unless otherwise specifically exempted (see Exempt Access Person below).

B.	EMPLOYEE: All officers, directors, employees, temporary employees, contractors and related persons of Post.

C.

EXEMPT ACCESS PERSON: If an Employee does not have access to non-public information with respect to Client portfolio holdings, transactions or securities recommendations and is not involved in the process of recommending or executing securities transactions, the President and CCO may deem such person to be an Exempt Access Person. The CCO will promptly notify an Exempt Access Person of such designation in writing. Exempt Access Persons are relieved from the personal trading provisions of the Code.

IV.	WHAT DO I NEED TO DO? REPORTING, DISCLOSURE, AND CERTIFICATION REQUIREMENTS

Post uses FIS Protegent PTA (“PTA”) for reporting, disclosure and certification requirements under the Code. When an Access Person joins the firm, they receive PTA from Compliance. Access Persons are then required to submit the various documents mentioned below via PTA.

A.	OUTSIDE BUSINESS ACTIVITIES

Access Persons must not undertake other business activities outside of Post which may cause, or appear to cause, conflicts of interest. Access Persons must request approval from Compliance for all outside business activities where Access Persons either have a controlling or influencing position, or receive monetary compensation for their involvement in that business. Approval can be requested through PTA.

Access Persons are prohibited from serving on the board of directors of any public company or any organization, trust, endowment or other organization whether publicly listed, charitable or educational in nature, or otherwise where they will gain financial information or participate in the investment decisions of the organization unless prior approval is granted.

Compliance approval is based on a determination that board service would be consistent with the interests of Post and its clients. Compliance may determine that such involvement in additional business is an actual or perceived conflict of interest. In this situation, action will be taken to rectify the conflict.

B.	REPORTING CONVICTIONS OR INJUNCTIONS

Section 203(e) of the Advisers Act mandates that no officer, director or employee of Post may become or continue to remain an officer, director or employee without an exemptive order issued by the SEC if such director, officer or employee within the past ten years or during the course of employment:

i.

Has been convicted of any felony or misdemeanor or of a substantially equivalent crime by a foreign court of competent jurisdiction involving the purchase or sale of any security, the taking of false oath, the making of a false report, bribery, perjury, burglary, or conspiracy to commit such offense, or has been convicted of any crime that is punishable by imprisonment for 1 year or more years that is not described above;

ii.

Has been convicted of any felony or misdemeanor or of a substantially equivalent crime by a foreign court involving the purchase or sale of any security; or arising out of his or her conduct as an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities dealer, transfer agent or entity or person required to register under the U.S. Commodity Exchange Act, or as an affiliated salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the U.S. Commodity Exchange Act; or

iii.

Is or becomes permanently or temporarily enjoined by any court from (i) acting as an underwriter, broker, dealer, investment adviser, municipal securities dealer, transfer agent, or entity or person required to be registered under the U.S. Commodity Exchange Act, or as an affiliated salesman or employee of any investment company, bank, insurance company or entity or person required to be registered under the U.S. Commodity Exchange Act; or (ii) engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security.

It is your obligation to immediately report any conviction or injunction falling within the foregoing provisions to the CCO.

C.	REPORTING REQUIREMENTS

1.	INITIAL HOLDINGS REPORT

All Access Persons must, within 10 calendar days of the date of their hire or appointment as an Access Person, provide Compliance with an initial holdings report current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person containing the following information: (i) the name, type, number of shares, exchange ticker or CUSIP number, and principal amount of each Covered Security2 in which the Access Person had any direct or indirect beneficial ownership at the time the report was prepared; (ii) the name and address of the broker, dealer, or bank at which the Access Person maintains any account during the period covered in which Covered Securities were held for the direct or indirect benefit of the Access Person; (iii) the account number of any account described above; and (iv) the date the report was prepared.

2.	QUARTERLY TRANSACTIONS REPORT

Access Persons shall file a report with the Compliance Department listing all their personal Securities transactions during the previous calendar quarter in any Security (except Exempted Securities and Securities purchased or sold in Exempted Transactions) in which such person has acquired any direct or indirect Beneficial Ownership3. The report shall be in a format as required by Compliance and filed within 30 calendar days following the end of such calendar quarter. The report shall contain the following information:

§	The date of the transaction(s), the title, exchange ticker or CUSIP number, interest rate and maturity date (if applicable), number of shares, and principal amount of each Security involved;
§	The nature of the transaction (e.g., purchase, sale or any other type of acquisition or disposition);
§	The price at which the transaction was effected;
§	The name of the broker, dealer, or bank with or through which the transaction was effected; and
§	The date the report is submitted by the Access Person.

Access Persons must direct brokerage and other firms with which they have accounts to provide Compliance with duplicate copies of periodic statements and trade confirmations of all personal Securities transactions. To the extent any new accounts are opened, Compliance must be notified within thirty (30) calendar days, and prior to any trading in such accounts.

3.	ANNUAL HOLDINGS REPORT

Access Persons will disclose personal Covered Securities holdings on an annual basis within thirty (30) calendar days after the end of the calendar year. Annual Holdings Reports will provide information on personal Covered Securities holdings that is current as of a date no more than forty-five (45) calendar days before the Annual Report is submitted. Such Annual Reports will contain the following information:

i.

The name, type, number of shares, exchange ticker or CUSIP number, and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership at the time the report was prepared;

ii.

The  name and  address  of the broker,  dealer, or bank at which  the  Access  Person  maintained  any account and the account number during the period covered in which securities were held for the direct or indirect benefit of the Access Person; and

iii.	The date the report was prepared.

4.	INITIAL AND ANNUAL CERTIFICATION OF COMPLIANCE

Compliance shall ensure that each Access Person receives a copy of this Code with any material amendments and a written acknowledgement of receipt will be maintained in PTA. The Code is also available to all Access Persons via at N:\Policies and Procedures.

All Access Persons will be required within 10 calendar days of their appointment as an Access Person and annually thereafter to certify in writing that they have read and understand the Code and the Insider Trading Policy (the “Policy”) and their applicability to them, that they have complied with the requirements of the Code and Policy, and that they have disclosed or reported all brokerage accounts and all personal Securities holdings as required by the Code.

5.	NON-DISCRETIONARY ACCOUNTS

Rule 204A-1 provides an exemption from reporting requirements when an Access Person’s securities are held in accounts over which the Access Person has no direct or indirect influence or control. The exact language is as follows: your code of ethics need not require an access person to submit: (i) any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control.

To maintain a non-discretionary account consistent with this reporting exemption, the following process must be followed.

i.	The Access Person must submit a written request to the CCO or designee prior to establishing the account.
ii.

The CCO or designee will evaluate the request and provide a written response to the Access Person.  This evaluation will include obtaining information about the trustee or third-party manager’s relationship to the Access Person.

iii.

Once the approved account is established, the securities transactions executed within the account will be exempt from the prohibitions in Section V(C-D) and the reporting requirements of Section IV(C), with the following exception: the account must be reported consistent with Section IV.(C)(1).

iv.	Annually, the Access Person must certify to not having direct or indirect influence or control over the account.
v.	On a sample basis, Compliance may request reports on holdings of and/or transactions made in the non-discretionary account.
vi.

If the non-discretionary nature of the account changes, the Access Person must notify the CCO or designee immediately.  At that time, the account will become subject to the restrictions and reporting requirements noted in Section V(C-D) and Sections IV(C).

6.	POST EMPLOYEE BENEFIT PLANS

The following Post employee benefit plans are considered Covered Accounts; however Access Persons are not required to report these accounts or transactions executed therein because Compliance may obtain holdings and transaction information for these accounts from Human Resources and/or Principal’s Retirement Services,  Retirement and Income Solutions areas.

i.	Post, Principal, or other affiliate’s Employee Stock Purchase Plan
ii.	Post, Principal, or other affiliate’s Deferred Compensation Plan
iii.	Post, Principal, or other affiliate’s 401(k) Plan
iv.	Post, Principal, or other affiliate’s Health Savings Account

Please note that PFG stock, stock options, or performance share awards held within a personal brokerage account and no longer held by a plan administrator must be reported.

7.	REVIEW OF REPORTS AND NOTIFICATION

The CCO will appoint appropriate personnel to review all brokerage account statements as well as Initial, Quarterly and Annual Reports to detect conflicts of interest and abusive practices.  In addition, the CCO or designee will notify each Access Person as to the extent to which he or she is subject to the reporting requirements provided under this Code and will deliver a copy of this Code to each Access Person upon request.

8.	RESPONSIBILITY TO REPORT

The responsibility for reporting is imposed on each Access Person required to make a report to ensure that Compliance is in receipt of timely and complete reports.  Efforts on behalf of the Access Person by other services (e.g., brokerage firms) do not change or alter the Access Person’s responsibility. Late reporting is regarded as a direct violation of this Code and will be treated accordingly. Individuals who neglect their responsibility for appropriate reporting as defined in Section IV(C)(1-6) of this Code may be subject to sanctions including suspension of pre-clearance privileges, fines, and, in appropriate cases, termination.  Access Persons will be given written notice of the violation, which may also be reported to the Post’s Board.

V.	WHAT DOES THE CODE OF ETHICS RESTRICT?

The following restrictions and limitations govern personal Securities transactions for all Access Persons:

§	Pre-clearance is required for any investment in an initial public offering (“IPO”).
§	No Access Person may transact in any security or derivative transactions relating to any security issued by an entity on the Watch List.
§	No Access Person may enter into a short sale of any security. Writing/selling call and put option contracts is not considered a short sale.
§	No Access Person may participate in investment clubs.
§

Reportable Funds[4] that are purchased must be held for 30 calendar days prior to sale. If sold before the 30 calendar day holding period expires, any profits realized on the sale must be disgorged to a charitable organization designated by Post.

§	No Access Person may buy any Covered Security type that Post purchases on behalf of its client accounts (i.e. high yield bonds and bank loans).
A.	EXEMPTED SECURITIES

The securities listed below are exempt from the pre-clearance requirement, and the initial, quarterly and annual reporting requirements:

§	Direct obligations of the government of the United States.
§	Banker’s acceptances.
§	Bank certificates of deposit.
§	Commercial paper.
§	High quality short-term debt instrument, including repurchase agreements.
§	Shares issued by money market funds.
§	Shares issued by mutual funds other than Reportable Funds.
§	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which is a Reportable Fund.
§	Municipal securities available for purchase only through 529 College Savings Plans.
B.	EXEMPTED TRANSACTION

The following transactions are exempt from the pre-clearance requirement of Section V(D), and the restrictions of Section V(C), but subject to the reporting requirements of Section IV(C):

§	Any Covered Security type that Post does not purchase on behalf of its clients including, but not limited to: equity securities, ETFs, equity options, and preferred securities.
§	Reportable Funds
§	Securities acquired through an employer-sponsored automatic payroll deduction plan. Initial account set- up of plan must be disclosed but ongoing purchases do not have to be pre-cleared.
§	The acceptance of stock dividends resulting from securities already owned under a dividend reinvestment plan or in an automatic investment plan for the purchase of securities already owned.
§	Purchases or sales which are non-discretionary.
C.	SPECIFIC RULES PERTAINING TO FUND/CLIENT ACCOUNTS
§	Transactions of Investments in a Fund/Client Account (“Client Account”). The following restrictions are applicable to any Covered Security that requires pre-clearance.
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Same Day:

Access Persons are prohibited from purchasing or selling a Covered Security on a day when a Client has a pending buy or sell order in that same Covered Security. Furthermore, Access Persons are prohibited from purchasing or selling a Covered Security, which to their knowledge at the time of purchase or sale is being considered for purchase or sale by a Client.
ú

Seven Day: Access Persons are prohibited from purchasing or selling a Covered Security within seven (7) calendar days before or after Post trades in that Covered Security on behalf of a Client portfolio.

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Trades made in violation of these blackout periods should be unwound, if possible.  Any violation of the foregoing restrictions may result in disgorgement of all profits from the transactions, as well as other possible sanctions.

§

Establishing Positions Counter to Fund/Client Account Positions. No Access Person may establish a long position in his or her personal account in a security if any Client Account would benefit from a decrease in the value of such security. For example, the Access Person would be prohibited from establishing a long position if (1) the Client Account holds a put option on such security (aside from a put purchased for hedging purposes where the Client Account holds the underlying security); (2) the Client Account has written a call option on such security; or (3) the Client Account has sold such security short, other than “against-the-box.” Further, no Access Person may purchase a put option or write a call option where a Client Account holds a long position in the underlying security.

D.	PRE-CLEARING SECURITIES TRANSACTIONS

All Access Persons must receive pre-clearance approval for securities transactions from Compliance prior to entering into any transaction. Pre-clearance approval of all trades is valid for two business days, including the day the trade is approved. This applies to all market and limit orders, good-till-cancelled orders, and stop loss orders. If the trade is not fully executed by the second business day, a new approval is required. Denied trades must not be executed. Pre-clearance is not required for Exempted Securities or Exempted Transactions.

Pre-clearance of a trade can be accomplished in one of two ways:

§

PTA – A pre-clearance request must be filed in PTA prior to trading. Approval or denial will be provided from the system immediately and a confirmation e-mail will be sent to the Access Person and Compliance.

§

Alternative Method – If an Access Person not have access to PTA, a trade may be pre-cleared manually through Compliance. Access Persons must reach out to Compliance, which will add the pre-clearance request in PTA.

E.	PURCHASE OF PRIVATE INVESTMENTS

Private investments5 may only be acquired or disposed of with prior approval from Compliance. This includes investments in Post’s private funds.

F.	PURCHASE AND SALE OF PFG STOCK

The restrictions imposed by PFG on designated persons in connection with transactions in PFG stock are in addition to this Code and must be observed. Access Persons are responsible for understanding whether they are subject to the corporate policy and rules on trading in PFG stock.

VI.	WHAT HAPPENS WHEN A VIOLATION OCCURS?

A.	PROMPTLY REPORT VIOLATIONS OR POSSIBLE VIOLATIONS OF THE CODE

The Advisers Act requires all employees of an investment adviser “to report any violations of your code of ethics promptly to your chief compliance officer ….or other persons designated …in the code of ethics.” Accordingly if you commit a violation or become aware of a violation you must promptly report this to your manager or the CCO. Should a manager be notified of an alleged violation, she or he shall promptly report such violation to the CCO.

In addition, the PFG Ethics Hotline is available for reporting any suspected unethical or fraudulent activity and allows for anonymous reporting. PFG Ethics Hotline: 1-866-858-4433. The Ethics Hotline is staffed 24 hours a day, seven days a week. These reports are made through a third party not affiliated with the PFG which collects the information, creates a report, and sends it promptly to the PFG for investigation.

B.	SANCTIONS

Upon discovering a violation of this Code, the CCO shall impose such sanctions as determined appropriate. Sanctions may include a letter of warning, suspension of personal Securities transactions, and other sanctions up to and including suspension or termination of employment or contract. In addition, any profits over $100 from prohibited transactions must be disgorged.

The CCO or his or her designee has the authority to interpret the Code and grant exceptions, when appropriate. The reasoning for granting exceptions will be documented in writing.

VII.	ADMINISTRATIVE MATTERS

A.	BOARD APPROVAL

Annually, those individuals charged with the responsibility for monitoring compliance with this Code shall prepare a written report to the Board of Directors of Post that, at a minimum, will include:

§	A certification that Post has adopted procedures reasonably necessary to prevent Access Persons from violating the Code;
§	Identification of material violations and sanctions imposed during the past year;
§	A description of issues that arose during the previous year under the Code; and
§

Recommendations, if any, as to changes in existing restrictions or procedures based upon experience with this Code, evolving industry practices and changes and developments in applicable laws or regulations.

B.	ANNUAL REPORTING TO INVESTMENT COMPANY CLIENTS

Post will, upon request, prepare a written annual report relating to its Code to the Board of Directors of each investment company Client for which it acts as investment adviser or sub-adviser.  Such annual report shall:

§	Summarize existing procedures concerning personal investing and any material changes in the procedures made during the past year;
§	Identify any material violations requiring significant remedial action during the past year;
§	Identify any recommended changes in the existing restrictions or procedures based upon experience under its Code, evolving industry practices, and developments in applicable laws or regulations; and
§	Certify that Post has adopted procedures reasonably designed to prevent Access Persons from violating its Code.

C.	RETENTION OF RECORDS

Post must, at its principal place of business, maintain records in the manner and to the extent set out below and must make these records available to the SEC or any representative of the SEC, or other applicable regulatory agency at any time and from time to time for reasonable periodic, special or other examinations:

§	A copy of this Code or any Code which within the past five (5) years has been in effect;
§

A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

§

A copy of each report, certification, or acknowledgement made by an Access Person pursuant to this Code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made;

§	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code;
§

A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons in a Private Investment, as described in Section V(E)  of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted; and

§	A copy of each annual report required under Section IV(B) for at least five (5) years after the end of the fiscal year in which it is made.

All such records shall be maintained for at least the first two (2) years in an easily accessible place as deemed appropriate by Post.

11

A security is “being considered for purchase or sale” when a portfolio manager deems it probable that he or she will transact in the security for a client account. This includes writing an option to purchase or sell a security or entering into a total return swap regarding such security.

22

Covered Security includes, but is not limited to: common and preferred stocks, fixed income securities, open-end mutual funds, exchange-traded funds, closed-end funds and unit investment trusts.  Also included are derivatives, options or futures to purchase or sell, and security convertible into or exchangeable for such securities.  Certain Covered Securities are exempt from the provisions of this Code. These exemptions are detailed in Section V(A).

33

Beneficial Ownership shall be interpreted in the same manner as it would under Rule 16a-1(a)(2) under the Exchange Act when determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Exchange Act and the rules thereunder. For example, the term “Beneficial Ownership” shall encompass: securities in the person’s own account(s); securities owned by members of the person’s immediate family sharing the same household; a person’s proportionate interest in the portfolio of securities held by a partnership, trust, corporation, or other arrangements; and securities a person might acquire or dispose of through the exercise or conversion of any derivative security (e.g. an option, whether presently exercisable or not).

44

A Reportable Fund is any fund for which Post serves as an investment adviser as defined by the Investment Advisers Act of 1940 or any fund whose investment adviser or principal underwriter controls, is controlled by, or is in common control with Post.

55

Private investments involve the sale of securities to a relatively small number of qualified investors in a private transaction, rather than through an exchange or over the counter market. Private investments may not have to be registered with the SEC and in many cases detailed financial information is not disclosed. Examples include, but are not limited to hedge funds, limited partnerships, and private equity transactions. Post’s private funds are considered private investments.

2049 Century Park East, Suite 3050, Los Angeles, CA 90067 | p: 310.996.9600  f: 310.996.9669 e: compliance@postadvisory.com